UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2008

CKE Restaurants, Inc.

__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	1-11313	33-0602639
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6307 Carpinteria Ave., Ste. A, Carpinteria, California		93013
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(805)745-7500

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 16, 2008, the Compensation Committee of CKE Restaurants, Inc. (the "Company") approved amendments to the Employment Agreements (the "Amendments") of certain of the Company’s executives including Andrew F. Puzder, President and Chief Executive Officer; E. Michael Murphy, Chief Administrative Officer, Executive Vice President, General Counsel and Secretary; Theodore Abajian, Executive Vice President and Chief Financial Officer; Bradford R. Haley, Executive Vice President, Marketing; and Richard E. Fortman, Executive Vice President, Operations - Carl's Jr.  The purpose of the Amendments is to reward, retain and incentivize these officers, and to align their interests more closely with the interests of the Company’s stockholders. The Amendments were prepared in close consultation with the Compensation Committee’s independent compensation consultant and approved after extensive analysis and discussion.

The following is a brief summary of the Amendments to the Employment Agreements of each of Messrs. Puzder, Murphy, Abajian, Haley, and Fortman.  The summary is not complete and is qualified in its entirety by reference to the full text of the Amendments, each of which will be filed as an exhibit to the Company’s next periodic report.

Andrew F. Puzder

•
Reduction in the amount of severance payment which will be paid to Mr. Puzder in lieu of his bonus if he is terminated without cause or upon a change in control from six times his then base salary to three times his then base salary.

•
Termination of the rolling three-year evergreen employment term on July 11, 2012.  Accordingly, his Employment Agreement will terminate upon its own terms on July 11, 2015, unless extended by the Compensation Committee.

•	Exclusion of any credit or charge associated with certain interest rate swap derivatives from Mr. Puzder’s cash performance bonus calculation.

E. Michael Murphy

•
Termination of the rolling three-year evergreen employment term on July 11, 2012.   Accordingly, his Employment Agreement will terminate upon its own terms on July 11, 2015, unless extended by the Compensation Committee.

•
If Mr. Murphy voluntarily terminates his Employment Agreement after a change in control of the Company, he now has the ability to receive the same severance and other benefits as he would have received if he were terminated by the Company without cause, provided that he gives his notice of termination within 90 days after the effective date of the change in control.  Previously, no severance or other benefits would have been paid if Mr. Murphy voluntarily terminated his employment following a change of control.

•	Exclusion of any credit or charge associated with certain interest rate swap derivatives from Mr. Murphy’s cash performance bonus calculation.

Theodore Abajian

•
Termination of the rolling three-year evergreen employment term on July 11, 2012.  Accordingly, his Employment Agreement will terminate upon its own terms on July 11, 2015, unless extended by the Compensation Committee.

•
If Mr. Abajian voluntarily terminates his Employment Agreement after a change in control of the Company, he now has the ability to receive the same severance and other benefits as he would have received if he were terminated by the Company without cause, provided that he gives his notice of termination within 90 days after the effective date of the change in control.  Previously, no severance or other benefits would have been paid if Mr. Abajian voluntarily terminated his employment following a change of control.

•	Exclusion of any credit or charge associated with certain interest rate swap derivatives from Mr. Abajian’s cash performance bonus calculation.

Brad R. Haley

•
Termination of the rolling three-year evergreen employment term on July 11, 2012.  Accordingly, his Employment Agreement will terminate upon its own terms on July 11, 2015, unless extended by the Compensation Committee.

•
Modification of provisions relating to the payment of employee fringe benefits and other payments after a termination of his employment without cause, to make the provisions comply with Section 409A of the Internal Revenue Code.

Richard E. Fortman

•
Termination of the rolling three-year evergreen employment term on July 11, 2012.  Accordingly, his Employment Agreement will terminate upon its own terms on July 11, 2015, unless extended by the Compensation Committee.

•
Modification of provisions relating to the payment of employee fringe benefits and other payments after a termination of his employment without cause to make the provisions comply with Section 409A of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKE RESTAURANTS, INC.

December 22, 2008	/s/ Theodore Abajian
Theodore Abajian
Executive Vice President and Chief Financial Officer